EXHIBIT n(1)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Selected Consolidated Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” and to the inclusion of our reports (a) dated March 4, 2019, with respect to the consolidated statements of assets and liabilities, including the consolidated schedules of investments, of Capitala Finance Corp. as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in net assets, and cash flows for each of the three years in the period ended December 31, 2018, (b) dated March 4, 2019, with respect to the effectiveness of internal control over financial reporting of Capitala Finance Corp. as of December 31, 2018, and (c) dated March 15, 2019, with respect to the Senior Securities table of Capitala Finance Corp. in Amendment No. 1 to the Registration Statement (Form N-2 No. 333-230336) and related Prospectus of Capitala Finance Corp. for the registration of common stock, preferred stock, subscription rights, warrants, and debt securities.

/s/ Ernst & Young LLP

Charlotte, North Carolina
April 19, 2019